Exhibit 99.1

Sun Hydraulics Corporation Appoints Doug Britt as Director, Declares 4th Quarter Cash Dividend of $0.09

SARASOTA, FL, December 14, 2016 – Sun Hydraulics Corporation (NASDAQ: SNHY) announces that its board of directors, at its December 11, 2016, meeting, appointed Doug Britt as a new director.  Mr. Britt is President of Industrial and Emerging Industries at Flex (NASDAQ: FLEX). Flex is a leading sketch-to-scale™ solutions company that designs and builds intelligent products for a connected world. With approximately 200,000 professionals across 30 countries and a promise to help make the world Live Smarter™, the company provides innovative design, engineering, manufacturing, real-time supply chain insight, and logistics services to companies of all sizes in various industries and end-markets.

Prior to joining Flex, Mr. Britt served as Corporate Vice President for Future Electronics, a $5B company that distributes electronics. In this role, he was responsible for managing Sales, Engineering and Operations and accountable for profit and loss for Future’s largest business.  Before that, he served for two years as Senior Vice President of Worldwide Sales, Marketing, and Operations for Silicon Graphics, where he grew revenues in excess of 25 percent in 2008 and helped position the company for acquisition by Rackable Systems in 2009.  Previously, Mr. Britt spent seven years in positions of increasing responsibility at Solectron, culminating his career there as Executive Vice President where he was responsible for Solectron’s customer business segments including Sales, Marketing and Account and Program management functions. In this role, he was accountable for profit and loss and led a 30 percent increase in revenues during his three-year tenure as Executive Vice President.

Mr. Britt earned a bachelor’s degree in business administration from California State University, Chico, and attended executive education programs throughout Europe, including at the University of London.

Sun’s Chairman, Philippe Lemaitre, said, “We are delighted to have Doug Britt join Sun’s Board of Directors.  As a key executive of a leading, Fortune Global 500 end-to-end supply chain solutions company, Doug brings a wealth of experience to Sun.  His understanding of how to grow business globally and build strong customer relationships will augment our strategic focus.”

Sun’s Board of Directors also approved a cash dividend of $0.09 per share, payable on January 15, 2017, to shareholders of record as of December 31, 2016.

Sun Hydraulics advises all shareholders to familiarize themselves with rules regarding dividends, payment dates and ex-dividend dates. See the following website for more information http://www.sec.gov/answers/dividen.htm.

About Sun Hydraulics Corporation

Sun Hydraulics Corporation is an industrial technology leader that develops and manufactures solutions for both the hydraulics and electronics markets. Sun Hydraulics has long served the hydraulics market as a leading manufacturer of high-performance screw-in hydraulic cartridge valves, electro-hydraulics, manifolds, and integrated package solutions for the worldwide industrial and mobile hydraulics markets.  The electronics market is served by two Sun companies. Enovation Controls is a global provider of innovative electronic control, display and instrumentation solutions for both recreational and off-highway vehicles, as well as stationary and power generation equipment.  High Country Tek is an independent designer and producer of modular, robust, reliable digital and analog electronic controller products for the fluid power industry. For more information about Sun, Enovation or High Country Tek, please visit our websites at sunhydraulics.com, enovationcontrols.com and highcountrytek.com.

Contact:

David Lamb

Investor Relations

941-362-1200

Tricia Fulton

Chief Financial Officer

941-362-1200